Exhibit 99.1

Ultralife Corporation Awarded $10.9 Million Communications Systems Contract

NEWARK, N.Y. October 2, 2018 -- Ultralife Corporation (NASDAQ: ULBI) has been awarded a contract valued at approximately $10.9 million to supply Vehicle Amplifier-Adaptors (“VAA’s”) and Mounted Power Amplifiers to Thales Defense & Security, Inc., a global leader in the development, manufacture, and support of combat-proven, software-defined radio equipment.  The VAA system supports the U. S. Army’s Network Modernization initiatives, and when integrated with a specific, advanced handheld radio, provides the soldier with an enhanced range of digital voice and data communications and operational flexibility.   Shipments are planned to commence before the end of 2018 and continue throughout 2019.

“This contract further demonstrates the effectiveness of our ongoing new product development strategy of designing and building technically advanced, integrated communication systems devices in collaboration with our strategic partners,” said Michael D. Popielec, Ultralife’s President and Chief Executive Officer.  “We look forward to continuing to add other new products and building blocks to our proven platforms to address the increasingly complex, secure integrated communications requirements for soldier modernization.”

About Ultralife Corporation

Ultralife Corporation serves its markets with products and services ranging from power solutions to communications and electronics systems. Through its engineering and collaborative approach to problem solving, Ultralife serves government, defense and commercial customers across the globe.

Headquartered in Newark, New York, the Company's business segments include Battery & Energy Products and Communications Systems. Ultralife has operations in North America, Europe and Asia. For more information, visit www.ultralifecorporation.com.

Company Contact:
Ultralife Corporation
Philip A. Fain
(315) 210-6110
pfain@ulbi.com

Investor Relations Contact:
LHA
Jody Burfening
(212) 838-3777
jburfening@lhai.com